Tel: 604 688 5421	BDO Canada LLP
Fax: 604 688 5132	600 Cathedral Place
www.bdo.ca	925 West Georgia Street
Vancouver BC V6C 3L2 Canada

Consent of Independent Registered Public Accounting Firm

Counterpath Corporation.
Vancouver, Canada

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-8 of our report dated July 13, 2016, relating to the consolidated financial statements of Counterpath Corporation appearing in the Company’s Annual Report on Form 10-K for the year ended April 30, 2016.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Canada LLP

BDO Canada LLP
Vancouver, Canada

January 31, 2016

BDO Canada LLP, a Canadian limited liability partnership, is a member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.